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                                                                    EXHIBIT 21.1

                             List of Subsidiaries

        COPE Holding AG, a Swiss stock corporation
        COPE AG, a Swiss stock corporation
        COPE GmbH, a German stock corporation
        COPE GesmbH, a Austrian stock corporation
        HICOMP Software Systems GmbH, a German stock corporation